Exhibit 8.1

Law Offices
Silver, Freedman, Taff & Tiernan LLP
A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM	TELECOPIER NUMBER (202) 337-5502 PHONE NUMBER (202) 295-4500

July 26, 2018

Timberland Bancorp, Inc.
624 Simson Avenue
Hoquiam, Washington 98550

Ladies and Gentlemen:

Re:	Agreement and Plan of Merger by and between Timberland Bancorp, Inc., Timberland Bank and South Sound Bank dated May 22, 2018

We have acted as special tax counsel for Timberland Bancorp, Inc., a Washington corporation ("Timberland"), in connection with the preparation and filing on even date herewith, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (as such may thereafter be amended or supplemented) (the "Registration Statement"). The Registration Statement relates to a plan of reorganization involving the merger of South Sound Bank with and into Timberland Bank, a first tier, wholly owned subsidiary of Timberland, with Timberland Bank being the surviving or resulting entity (the "Merger") and the resulting exchange by South Sound Bank shareholders of South Sound Bank Common Stock for Timberland Common Stock and cash pursuant to the terms of the Agreement and Plan of Merger by and between Timberland, Timberland Bank and South Sound Bank dated May 22, 2018 (the "Merger Agreement"), as further set forth in the proxy statement/prospectus contained in the Registration Statement (the "Prospectus"). Capitalized terms not expressly defined herein shall have the meanings ascribed thereto in the Merger Agreement, a copy of which is filed as an exhibit to the Registration Statement.

In connection with rendering the opinions expressed below, we have examined copies of the following documents:

1.	The Merger Agreement;

2.	The Registration Statement; and

3.             The Prospectus.

Timberland Bancorp, Inc.
July 26, 2018

In addition, in rendering the opinions expressed in this letter, with your consent, we have assumed and relied upon, without independent investigation, the accuracy and completeness of the representations and warranties contained in the Merger Agreement and the representations contained in the Timberland Officer's Certificate dated July 20, 2018 and in the South Sound Bank Officer's Certificate dated July 19, 2018 (together, the "Officers' Certificates").

In rendering our opinions, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement, (ii) the representations and statements contained in the Merger Agreement were when made and will at all times remain true, accurate and complete, (iii) the parties have complied with, and if applicable will continue to comply with, the covenants contained in the Merger Agreement in all material respects, (iv) the statements as to factual matters contained in the Registration Statement and the Prospectus are and will remain at all times true, accurate and complete, (v) each of the representations in the Officers' Certificates is and will at all times remain true, accurate and complete, and (vi) any representation, warranty or statement made in any of the foregoing documents "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification.

We have assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this letter of the information contained in such documents and records.

Based upon and in reliance on the assumptions and representations contained or referenced herein and in the Registration Statement, and subject to the limitations and qualifications set forth herein and in the Registration Statement,, (i) we are of the opinion that the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of Section 368(a)(2)(D) of the Code and that, assuming that the Merger so qualifies as a reorganization, Timberland, Timberland Bank and South Sound Bank will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (ii) we confirm that the discussion in the Prospectus under the heading "Material United States Federal Income Tax Consequences of the Merger," to the extent it constitutes legal conclusions with respect to matters of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders (as such term is defined in the Prospectus). We express no opinion as to whether the discussion in the Prospectus under the heading "Material United States Federal Income Tax Consequences of the Merger" addresses all of the United States federal income tax consequences of the Merger that may be applicable to U.S. holders.

Timberland Bancorp, Inc.
July 26, 2018

The foregoing opinions are based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the IRS, existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Registration Statement, the Prospectus, the Merger Agreement and the Officers' Certificates. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinions are based, may significantly modify the opinions set forth in this letter. It should be noted that no ruling has been sought from the IRS with respect to the United States federal income tax consequences of the Merger, and this letter is not binding on the IRS or any court.

This opinion is delivered as of its date and we do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.

We acknowledge that we are referred to in the Registration Statement and the Prospectus under the headings "Material United States Federal Income Tax Consequences of the Merger" and "Legal Matters" and, without admitting that our consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, we consent to that use of our name and to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of the  Regulation S-K under the Securities Act, and we express no opinion as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein. This opinion is to be used only in connection with the Registration Statement. This opinion is for your benefit and may only be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/Barry P. Taff, P.C.
/s/ Silver, Freedman, Taff & Tiernan LLP